Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281) 921-6400
Release #11-08
CARBO CERAMICS INC. ANNOUNCES FIRST QUARTER 2011 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Quarterly revenues of $150.8 million were up 22 percent compared to the prior year

•	Net income of $30.2 million, or $1.30 per diluted share for the quarter
HOUSTON (April 28, 2011) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $30.2 million, or $1.30 per diluted share, on revenues of $150.8 million for the quarter ended March 31, 2011.
President and CEO Gary Kolstad commented, “CARBO is off to a good start in 2011, achieving the best quarter in the Company’s history. Our technical marketing strategy, aimed at highlighting the benefits of Economic Conductivity®, continues to have a positive impact on increased well production and enhanced recovery. A clear result of this strategy is the continuing demand for ceramic proppant in both natural gas and liquids-rich resource plays, such as the Haynesville, Eagle Ford, Colony Wash, Permian, and the Bakken. Sales volumes benefited from our recently constructed third manufacturing line in Toomsboro, which quickly ramped up to full productive capacity during the quarter. Falcon TechnologiesTM, our business focused on reducing environmental risks, continues to build upon and leverage the foundation that it established last year.”
“Clients throughout the oil and gas industry turn to CARBO to meet their proppant demands, and we remain committed to growing our proppant franchise,” Mr. Kolstad stated.
First Quarter Results
Revenues for the first quarter of 2011 increased 22 percent, or $27.4 million, when compared to the first quarter of 2010. North American (excluding Mexico) sales volume increased 11 percent while international proppant sales volume decreased 8 percent, compared to the same period last year.
Operating profit for the first quarter of 2011 increased 60 percent, or $17.3 million, compared to the first quarter of 2010. This increase is due to higher sales volume, an increase in the average proppant selling price and a higher contribution from Falcon TechnologiesTM, partially offset by an increase in selling, general, administrative, and other operating expenses.
Net income for the first quarter of 2011 increased 59 percent, or $11.2 million, compared to the first quarter of 2010.

Proppant Sales Volumes	Three Months Ended	Three Months Ended
(in millions lbs)	March 31, 2011	March 31, 2010
Ceramic Volumes	376	361
Other Proppant Volumes*	23	9

Total	399	370

*	Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis.

CARBO Ceramics 2011 First Quarter Earnings Release
April 28, 2011

Technology and Business Highlights
•	Operators in North American unconventional plays, including reservoirs such as the Bakken, Haynesville, Permian, Colony Wash and Eagle Ford, continue to report impressive results in wells utilizing CARBO’s proppant, further illustrating the benefits of Economic Conductivity®.

•	Proppant capacity expansion at Toomsboro Line 4 (TMB4) and New Iberia Line 2 remain on schedule for completion before year-end. Once completed, the two lines will increase CARBO’s total annual proppant manufacturing capacity to 2.1 billion pounds.

•	CARBO’s resin-coated suite of products, CARBOBOND® LITE® and CARBOBOND® RCS, continue to exhibit solid growth and have garnered widespread client acceptance.

•	Falcon TechnologiesTM has successfully expanded into the Eagle Ford demonstrating a growing trend of enhanced environmental stewardship by E&P operators.

•	CARBONRTTM, a non-radioactive, environmentally responsible, traceable ceramic proppant continues to be broadly deployed, particularly in the international markets.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “We see industry activity remaining at high levels for the remainder of the year, which should provide continued opportunity for CARBO. The second quarter will likely follow the historical pattern of reduced proppant sales volumes due to lower activity in Canada during spring break-up.”
“As always, CARBO is focused on the future and growing the business. We will concentrate our efforts on three pillars of organic growth: expanding ceramic proppant capacity, resin-coating capacity and Falcon Technologies.
“With respect to the ceramic franchise, TMB4 is on schedule for completion before year-end. Once completed, TMB4 will expand our ceramic capacity by 250 million pounds per year. As for future ceramic expansions, we are confident our plan will address the increasingly difficult environmental regulations in place today. We have accelerated our efforts to pursue comparable alternative building sites and are optimistic we will overcome these hurdles.”
Mr. Kolstad continued, “With respect to our resin-coating operation, the second line in New Iberia remains on schedule for completion before the end of this year. Once completed, this line will produce up to 300 million pounds of resin-coated sand on an annual basis. Looking forward, we expect CARBO to play a significant role in the resin-coated sand (RCS) market. Our recently acquired Marshfield, Wisconsin site is an optimal location to expand our resin-coating operations. We are actively evaluating a building plan for a new RCS plant at this location in 2012, with a potential initial capacity of up to 600 million pounds annually.”
“We are pleased with the first quarter results of Falcon Technologies, as the foundation that was established in 2010 is starting to pay off. We are confident Falcon is well positioned for growth over the coming years as E&Ps become increasingly focused on environmental stewardship,” stated Mr. Kolstad.
“In summary, we believe the successful execution of this strategic growth plan should add value for shareholders over the long-term,” Mr. Kolstad concluded.
As previously announced, a conference call to discuss the Company’s first quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors in the U.S. should dial 1-877-883-0383 at least 10 minutes before the start time and reference conference number 9640990. Canada-based callers should dial 1-877-885-0477, and international

CARBO Ceramics 2011 First Quarter Earnings Release
April 28, 2011

callers outside of North America should dial 1-412-902-6506. The conference call also can be accessed by visiting the company’s website, www.carboceramics.com.
CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells; provider of the industry’s most popular fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2011 First Quarter Earnings Release
April 28, 2011

	Three Months Ended
	March 31
	2011	2010
	(In thousands except per share data)
Revenues	$150,830	$123,449
Cost of sales	88,774	80,884

Gross profit	62,056	42,565
Selling, general & administrative expenses	14,287	13,635
Start-up costs	—	135
Loss on disposal or impairment of assets	1,679	3

Operating profit	46,090	28,792
Interest income, net	44	33
Foreign currency exchange (loss) gain, net	(188)	36
Other expense, net	(77)	(123)

Income before income taxes	45,869	28,738
Income taxes	15,705	9,746

Net income	$30,164	$18,992

Earnings per share:
Basic	$1.30	$0.82

Diluted	$1.30	$0.82

Average shares outstanding:
Basic	23,015	22,967

Diluted	23,016	22,977

Depreciation and amortization	$8,180	$6,734

Selected Balance Sheet Information

	March 31, 2011	December 31, 2010
	(In thousands)
Assets
Cash and cash equivalents	$54,359	$46,656
Other current assets	210,829	190,999
Property, plant and equipment, net	353,952	338,483
Intangible and other assets, net	9,195	10,380
Total assets	640,499	599,571

Liabilities and Shareholders’ Equity
Accrued income taxes	$12,752	$113
Other current liabilities	51,634	51,134
Deferred income taxes	27,994	26,345
Shareholders’ equity	548,119	521,979

Total liabilities and shareholders’ equity	$640,499	$599,571